EXHIBIT 3.4


                  CERTIFICATE PURSUANT TO NRS 78.209 OF AMENDMENT OF

                            ARTICLES OF INCORPORATION OF

                              NOSTALGIA MOTORCARS, INC.


    I, the undersigned, Brad Randolph, President and sole Director of Nostalgia Motorcars, Inc., do hereby certify:

    The amendment set forth below to the Company's Articles of Incorporation was duly adopted in accordance with the provisions of the Nevada Revised Statutes section 78.207 by unanimous vote of the Board of Directors of Nostalgia Motorcars, Inc., at a meeting duly convened, held on the 11th day of June, 2002, and shall be effective upon filing.

    Article FIRST is hereby amended to read as follows:

        The name of this corporation is ELUTION TECHNOLOGIES, INC.

    Article FOURTH is amended by the addition of the following provision:

     4.1 Reclassification of Shares. Simultaneously with the effective date of this amendment (the "Effective Date"), each share of the Company's Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the record holder thereof be classified as and changed into one-tenth (1/10) of a share (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each record holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates", whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Company's Exchange Agent for cancellation, a certificate or certificates (the "New Certificates", whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by the Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive new Certificates pursuant to the provisions hereof. One full share representing each fractional share interest in New Common Stock will be issued by the Company. A record holder of Old Certificates shall receive, in lieu of any fraction of a share of New Common Stock to which the record holder would otherwise be entitled, one full share. If more than one Old Certificate shall be surrendered at one time for the account of the same record stockholder, the number of full shares of New Common Stock for which new Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the


                              Exhibit 3.4 - Page 1

          Company's Exchange Agent determines that a record holder of Old Certificates has not tendered all of his certificates for exchange, the Exchange Agent shall carry forward any fractional share until all certificates of that record holder have been presented for exchange such that issuance for fractional shares to any one person shall be one additional share for each fractional share. If any new Certificate is to be issued in the name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the exchange Agent that such taxes are not payable. From and after the Effective Date the amount which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

     4.2 Authorized Capital Prior to Reclassification. The total number of shares which the corporation was authorized to issue prior to the reclassification effected in section 4.1 above was 50,000,000 of Common Stock having a par value of $0.001 per share.

     4.3 Authorized Capital After Reclassification. Effective as of the date this amendment is filed with the Nevada Secretary of State, the total number of shares which the corporation is authorized to issue is 100,000,000 of Common Stock having a par value of $0.001 per share.

    The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 7,945,000; that said change and amendment have been consented to and approved by a majority vote of the stockholders holding a majority of each class of stock outstanding and entitled to vote thereon.

    IN WITNESS WHEREOF, NOSTALGIA MOTORCARS, INC., has caused this Certificate to be signed and attested by its duly authorized officer, this 11 day of June, 2002.

                                          NOSTALGIA MOTORCARS, INC.



                                          By: /s/ Brad Randolph
                                          --------------------------------
                                          Brad Randolph, President

ATTEST:


By:  /s/ Brad Randolph
     ---------------------------
     Brad Randolph, Secretary



STATE OF ARIZONA                          ss.
                                          ss.
COUNTY OF MARICOPA                        ss.

    This instrument was acknowledged before me on this 11th day of June, 2002, by Brad Randolph, President and Secretary of Nostalgia Motorcars, Inc.


                                              /s/ Isabella Katzowsky
                                          ---------------------------------
                                          Notary Public, State of Arizona
                                          My Commission Expires:  2-24-2003


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